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                                                                       Exhibit I

[Chesapeake Utilities
Corporation Logo]


FOR IMMEDIATE RELEASE
MAY 11, 2001
NYSE:  CPK


             CHESAPEAKE UTILITIES CORPORATION REACHES AGREEMENT WITH
                  GPU, INC. ON THE FORMER DOVER GAS LIGHT SITE

DOVER, DE - Chesapeake Utilities Corporation (Chesapeake) announced today that it has reached an agreement in principle to settle a lawsuit filed by Chesapeake in 1996 against GPU, Inc. (GPU) in the United States District Court in Wilmington, DE. The parties to the agreement, which also include the State of Delaware and the United States Environmental Protection Agency (EPA), are in the process of documenting the final agreement. It will then be published for public comment and submitted to a federal judge for approval.

Chesapeake's claim arose out of the historic operation of the Dover Gas manufacturing gas plant in Dover, known as the Dover Gas Light Site, and Chesapeake's compliance with various environmental directives from the state and federal governments during the past 15 years to investigate and remediate environmental issues at the site.

Chesapeake and GPU, along with the EPA and the State of Delaware, have reached a global settlement, if approved:

     o Chesapeake will design and construct a parking lot on the site and dismantle the soil vapor extraction system that had been erected at the site.

     o Chesapeake will receive a net payment of $1.15 million from other parties to the agreement. These proceeds will be passed on to Chesapeake's rate payers in accordance with its environmental rate rider.

     o Chesapeake will receive a release from liability and covenant not to sue from the EPA and the State of Delaware.

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If approved, the settlement relieves Chesapeake from liability for future remediation at the site unless previously unknown conditions are discovered at the site, or information previously unknown to EPA is received, that indicates the remedial action is not sufficiently protective. That provision is standard, and is required by the United States in all liability settlements.

Chesapeake has been recovering actual costs associated with the site from its customers in Delaware, and has accrued $2.1 million for estimated future liabilities. Upon receiving final approval of the agreement, Chesapeake will reduce the accrual to $600,000, to reflect its remaining commitments under the agreement. Chesapeake will pass on to its customers the $1.15 million proceeds in accordance with its environmental rate rider. The agreement settles lawsuits filed by Chesapeake and the EPA for recovery of past costs from GPU.

Chesapeake Utilities Corporation is a diversified utility company engaged in natural gas distribution and transmission, propane distribution and marketing, advanced information services and other related businesses. Information about Chesapeake Utilities Corporation and the Chesapeake family of businesses is available online at www.chpk.com.


FOR MORE INFORMATION:
MICHAEL MCMASTERS, VICE PRESIDENT/TREASURER AND CHIEF FINANCIAL OFFICER 302.734.6799, EXT. 6798